Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of June 30, 2014

by and among

VISTA HOLDING GROUP CORP.

and

DARREN LOPEZ

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 30th day of June, 2014, by and among Vista Group Holding Corp, Inc., a Nevada corporation (“Purchaser” or “Vista”) and Darren Lopez, an individual resident of the State of Utah (the “Seller”).

WITNESSETH

WHEREAS, the Vista files periodic reports with the Securities and Exchange Commission (the “Commission”) pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its shares of common stock, par value $0.001 per share (the “Common Stock”), are eligible for quotation under the symbol “VSHG” on the Over-the-Counter Bulletin Board (the “OTC BB”).

WHEREAS, Purchaser intends to buy the Purchased Assets and Seller intends to sell, assign and transfer the same to Purchaser, for 10,000,000 shares of Common Stock (the “Purchase Shares”) upon the terms and conditions of this Agreement (collectively, the “Acquisition”).

WHEREAS, following the closing of the Acquisition and the other Transactions, (a) there will be 14,140,000 shares of Common Stock issued and outstanding, of which (i) the Seller shall own the 10,000,000 Purchase Shares, and (ii) the shareholders of the Purchaser prior to the Transactions (the “Present Shareholders”) shall own all of the 4,140,000 currently issued and outstanding shares of Common Stock, (b) there will be no options, warrants and/or other securities issued and outstanding, (c) the Purchaser shall own substantially all of the assets and liabilities of the Seller, and (d) the executive officer and director of the Seller shall become the executive officer and director of the Purchaser and the Purchaser.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, representations, warranties and covenants herein contained, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Definitions. When used in this Agreement, the following terms shall have the meanings set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with such person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 10% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

“Assignment” shall have the meaning set forth in Section 2.1.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“Assumption” shall have the meaning set forth in Section 2.4.

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the United States are authorized by law or other governmental action to close.

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Commission” means the United States Securities and Exchange Commission.

“Contracts” means any and all contracts, agreements, commitment, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, Encumbrances, evidence of indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, whether written or oral and whether or not entered into in the ordinary and usual course of the Person’s business, excluding any Permits.

“Damages” means any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements).

“Encumbrances” means any and all claims, liabilities and obligations and free and clear of any and all liens, pledges, charges, mortgages, security interests, restrictions, leases, licenses, easements, liabilities, claims, encumbrances, preferences, priorities or rights of others of every kind and description.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any government or governmental or regulatory, legislative, executive authority thereof, or commission, department or political subdivision thereof, whether federal, state, regional, municipal, local or foreign, or any department, board, bureau, agency, instrumentality or authority thereof, or any court or arbitrator (public or private), including, but not limited to, the Commission and FINRA.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Knowledge” means with respect to any Person, (x) such Person is actually aware of such fact or matter or (y) such Person should reasonably have been expected to discover or otherwise become aware of such fact or matter after reasonable investigation, and for purposes hereof it shall be assumed that such Person has conducted a reasonable investigation of the accuracy of the representations and warranties set forth herein.

“Legal Requirements” means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or Properties.

“Liability” means any liability, obligation or indebtedness of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Loss” or “Losses” means any and all Liability, damages, fines, fees, penalties and expenses whether or not arising out of litigation, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable out-of-pocket fees and expenses of attorneys, accountants and other experts or other reasonable out-of-pocket expenses of litigation or other legal proceedings, incurred in connection with the rightful enforcement of rights under this Agreement against any Party hereto, and whether or not arising out of third party claims against an Indemnified Party.

“Material Adverse Effect” means any change, event, development, or effect that is materially adverse to the business, Liabilities, Properties, results of operations, condition (financial or otherwise) or working capital of the Purchaser or the Seller, as the case may be, or the ability of any Party to consummate on a timely basis the Transactions; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to the taking of any action contemplated by this Agreement and the other Transactions Documents, and (b) any adverse change in or effect on the business of the Purchaser or the Seller, as the case may be, that is cured by such Party before the Closing Date.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award (in each such case whether preliminary or final).

“Purchaser Control Person” means each director, executive officer, promoter, and such other Persons as may be deemed in control of the Purchaser as defined by Rule 405 under the Securities Act.

“Purchaser Disclosure Schedule” means the disclosure schedules delivered by the Purchaser to the Seller concurrently herewith.

“Party” means the Seller and the Purchaser, individually.

“Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

“Permitted Encumbrances” shall have the meaning set forth in Section 2.4.

“Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Principal Exchange” means the OTC BB.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Seller insofar as such properties and assets relate to Ageless Labs, Inc.

“Purchase Right” with respect to any Person means any security, right, subscription, warrant, option or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Records” means all originals and copies of agreements, instruments, documents, deeds, books, records, files, corporate franchises, stock record books, corporate books containing the minutes of meetings of directors and shareholders and any and all other data and information within the possession of a Party or any Affiliate thereof.

“Sale” shall have the meaning set forth in Section 2.1.

“SEC Reports” means all reports required to be filed with the Commission pursuant to the Securities Act and the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Seller Disclosure Schedule” means the disclosure schedules delivered by the Seller to the Purchaser concurrently herewith.

“SIPC” means the Securities Investor Protection Corporation.

“Tax” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, local and/or foreign income, net worth, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, transfer, registration, recording, ad-valorem, value-added, alternative or add-on minimum, estimated, or other taxes, assessments or charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any federal, state, local and foreign tax return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” shall have the meaning set forth in Section 4.1.

“Transaction Documents” means this Agreement and all other agreements, documents, instruments or certificates delivered in connection with this Agreement.

“Transactions” means the transactions contemplated by this Agreement (including, but not limited to, the Acquisition) and the other Transaction Documents.

“Transfer” shall have the meaning set forth in Section 2.1.

Recitals. The above WHEREAS clauses are hereby incorporated by reference into this Agreement as if fully stated herein.

Construction and Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the word “including” does not imply any limitation to the item or matter mentioned.

ARTICLE II

PURCHASED ASSETS AND ASSUMED LIABILITIES

2.1 Purchased Assets. Subject to and upon the terms and conditions of this Agreement, Seller shall sell, transfer, convey, assign, grant and deliver (collectively, the “Sale” and with the Assumption, as hereinafter defined, the “Transfer”) to Purchaser, and Purchaser shall acquire, and except as otherwise indicated in this Section 2.1, at the Closing (as hereinafter defined), subject to the Permitted Encumbrances (as hereinafter defined), all right, title and interest in and to all Properties owned by Seller as itemized in Exhibit A hereto (the “Assignment”), but

ARTICLE III

PURCHASE PRICE; SALES AND TRANSFER TAXES

3.1 Consideration. The purchase price for the Purchased Assets to be acquired pursuant to Section 2.1 shall, in addition to the assumption of liabilities pursuant to Section 2.5, be the Purchase Shares.

3.2 Sales and Transfer Taxes. Purchaser shall pay all sales and other transfer taxes arising out of the Transfer of the Purchased Assets to Purchaser.

ARTICLE IV

THE CLOSING; CLOSING DELIVERIES

4.1 Closing; Closing Date; and Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) will occur on or before the date that is five (5) days after all of the conditions for Closing described in this Agreement have been waived or satisfied; provided, however, that if such conditions have not been satisfied or waived prior to July 15, 2014 (the “Termination Date”), and the Parties have not mutually agreed to extend such date in writing, then this Agreement shall be terminated as provided in Section 10.1(b). Such date of Closing, including any extensions mutually agreed to by the Parties, is hereafter referred to as the “Closing Date.”

4.2 Actions to Be Taken at the Closing. At the Closing, the Parties will take all of the following actions and deliver all of the following (collectively, the “Closing Deliveries”):

(a) Seller will deliver or cause to be delivered to the Purchaser the following:

(i) The Assignment executed by Seller;

(ii) All other documents, materials, instruments, papers, items and Property required by the terms of this Agreement to be delivered to Purchaser to Transfer and vest in Purchaser good and marketable title in and to the Purchased Assets free and clear of all Encumbrances except for the Permitted Encumbrances applicable thereto.

(b) The Purchaser will deliver the following to, unless otherwise specified, the Seller:

(i) The certificate(s) to be issued by Purchaser representing the Purchase Shares;

(ii) The Assignment executed by Purchaser;

(iii) All Records, including, but not limited to, the stock book, stock ledger, minute books and corporate seal of each of the Purchaser Parties;

(iv) A stock certificate of the Purchaser showing that the Purchaser is wholly owned by the Purchaser; and

(ix) All Tax Returns.

(c) Seller, on the one hand, and the Purchaser and the Purchaser, on the other hand, shall take such other actions and shall execute and deliver such other instruments, documents and certificates as are required by the terms of this Agreement or as may reasonably be requested by the other Party or Parties in connection with the consummation of the Transfer and the other transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that:

5.1 Corporate Organization. The Seller is an individual resident of the State of Utah and has full power and authority to own the Properties it now owns.

5.2 Authority. The Seller has the power and the authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is a Party and to carry out the Transactions.

5.3 Title and Condition. The Purchased Assets are owned solely by Seller, and Seller has good, assignable and marketable title to the Purchased Assets. At the Closing, Purchaser shall receive from Seller good, assignable and marketable title to the Purchased Assets, free and clear of any and all Encumbrances other than the Permitted Encumbrances.

5.4 Consents; Consents to Assignment; Permits. No notification to and no authorization, consent, approval, license, permit, registration, declaration, filing or order of any Governmental Authority, including, but not limited to, the Food and Drug Administration (the “FDA”) is required by or with respect to, the Seller in connection with the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a Party. The Seller has all Permits required in connection with the operation of its business as presently conducted, except for those that the absence of which do not affect and will not affect, materially and adversely, the business, financial condition or the results of operations of the Seller.

5.5 Non-contravention. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a Party by the Seller and the performance of this Agreement by the Seller do not and will not (i) result in a breach of, or constitute a default under the Seller Charter Documents, (ii) result in a breach of, or constitute a default under, any Contract, including, but not limited to, any loan agreement, indenture or mortgage or any material lease, agreement, franchise, license, permit or other undertaking to which the Seller is a Party or to which the Seller or any of its Properties may be subject or bound, (iii) result in a violation of any order, writ, injunction, decree or award of any court or Governmental Authority to the Seller or any of its Properties may be subject or bound, or (iv) result in a violation of any federal or state law, statute, ordinance, rule or regulation applicable to the Seller.

ARTICLE VI

REPRESENTATIONS AND WARRANTIESOF THE PURCHASER AND THE PURCHASER

Each of the Purchaser and the Purchaser hereby jointly and severally represents and warrants to the Seller as of the date hereof and as of the Closing Date that:

6.1 Corporate Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority to carry on its business as it is now being conducted and to own the Properties it now owns, is duly and properly registered pursuant to applicable state laws and regulations in all states where the conduct of the Purchaser’s business as presently conducted requires such registration.

6.2 Authority. The Purchaser has the corporate power and the authority to execute, deliver and perform this Agreement and each other Transaction Document and to carry out the Transactions. The execution, delivery and performance of this Agreement and the Transaction Documents by each of the Purchaser have been duly authorized by its board of directors. No other corporate proceedings on the part of either of the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and the performance of the Transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming due execution and delivery hereof by the Seller, is a valid and legally binding agreement of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles, and public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities.

6.3 Capitalization. As of the date hereof, the authorized capital stock of the Purchaser consists of (i) 75,000,000 shares of Common Stock and (ii) no shares of preferred stock. As of the date hereof (i) 4,140,000 shares of Common Stock are issued and outstanding and there will be 4,140,000 shares of Common Stock issued and outstanding on the Closing Date, all of which shares of Common Stock will be held by Present Shareholders, and (ii) no shares of Common Stock are or will on the Closing Date be held by the Purchaser in its treasury. As of the date hereof and as of the Closing Date, there will be no shares of preferred stock issued or outstanding.

6.4 Consents; Permits; Defaults. No notification to and no authorization, consent, approval, license, permit, registration, declaration, filing or order of any Governmental Authority or the Principal Exchange is required by or with respect to, the Purchaser in connection with the execution, delivery and performance of this Agreement and/or the Transaction Documents and the Transactions by the Purchaser. The Purchaser has all Permits required in connection with the operation of its business as presently conducted, except for those that the absence of which do not affect and will not affect, materially and adversely, the business, financial condition or the results of operations of the Purchaser.

6.5 Non-contravention. The execution, delivery and performance of this Agreement and the Transaction Documents by each of the Purchaser and the performance of this Agreement by the Purchaser do not and will not (i) result in a breach of, or constitute a default under Purchaser Charter Documents, or (ii) result in a breach of, or constitute a default under, any loan agreement, indenture or mortgage or any material lease, agreement, franchise, license, permit or other undertaking or Contract to which any of the Purchaser is a party or to which any of the Purchaser or any of their respective properties may be subject or bound.

6.6 Purchase Shares. The Purchase Shares to be issued pursuant to this Agreement will be duly authorized and reserved for issuance and when issued in accordance with this Agreement, will be validly issued and outstanding, fully paid and non-assessable and vest in the holder thereof free and clear of any restrictions on transfer (other than any restrictions under applicable state or federal securities laws), Taxes, Encumbrances, options, warrants, Purchase Rights, Contracts, commitments, equities, claims, and demands and will not be subject to any pre-emptive or other similar rights.

ARTICLE VII

PRE-CLOSING COVENANTS AND AGREEMENTS

7.1 Regulatory Consents, Authorizations, etc. Each Party hereto will use its reasonable best efforts to obtain all consents, authorizations, orders and approvals of, and to make all filings and registrations with, any Governmental Authority any other person which is required for or in connection with the consummation by it of the Transactions and will cooperate fully with the other Parties in assisting them to obtain such consents, authorizations, orders and approvals and to make such filings and registrations. No Party hereto will take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

7.2 Publicity. The Purchaser will not issue any press release or otherwise make any public statement with respect to the Transactions (including the Acquisition) without the prior written consent of the Seller, except as may be required under applicable Legal Requirements; provided, however, with respect to the Purchaser’s Current Reports on Form 8-K to be filed with the Commission disclosing Purchaser’s entry into this Agreement (the “Initial Form 8-K”), the Parties will consult with each other before filing such Initial Form 8-K and provide each other the opportunity to review and comment upon such Initial Form 8-K, and Purchaser shall not file such Initial Form 8-K with the Commission without the Seller’s express prior written consent, which shall not be unreasonably withheld.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1 Filing of Current Report on Form 8-K and Press Release. The Purchaser shall no later than four (4) Business Days after the Closing file the Closing Form 8-K with the Commission. Other than with respect to any such Form 8-K, the Parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement without the prior written consent of the other Parties, except as may be required pursuant to applicable Legal Requirements.

8.2 Further Assurances. At any time and from time to time after the Closing, the Parties shall execute, deliver and acknowledge such other documents and instruments of transfer, assignment or conveyance and do such further acts and things as may be reasonably required in order to consummate the Transactions.

ARTICLE IX

CONDITIONS TO THE CLOSING

9.1 Conditions to Closing and the Purchaser’s Obligation to Purchase the Purchased Assets. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement including, without limitation, the purchase of the Purchased Assets on the Closing Date, are subject to the fulfillment, to the reasonable satisfaction of the Purchaser, prior to or on the Closing Date of each of the following conditions:

(a) Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Transactions shall have been obtained or made

(b) Representations, Warranties, Covenants, etc. The representations and warranties of the Seller contained in this Agreement and/or the other Transaction Documents to which it is a Party, taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; and the Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

(c) Litigation; Other Events. No claim, action, suit or proceeding shall have been instituted or shall be threatened by any person which seeks to prohibit, restrict or delay consummation of the purchase of the Purchased Assets hereunder, or any of the conditions to consummation of such purchase, or to subject the Purchaser or any other of the Purchaser’s directors, officers, employees or agents to liability on the ground that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement.

(d) Closing Deliveries. The Closing Deliveries specified in Section 4.2(a) shall have been made by the Seller.

9.2 Conditions to Closing and the Seller’s Obligation to Sell the Purchased Assets. The obligations of the Seller to consummate the transactions contemplated by this Agreement including, without limitation, the sale of the Purchased Assets on the Closing Date, are subject to fulfillment, to the satisfaction of the Seller, on or prior to the Closing Date, of each of the following conditions:

(a) Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Transactions shall have been obtained or made.

(b) Representations, Warranties, Covenants, etc. The representations and warranties of the Purchaser contained in this Agreement and/or the other Transaction Documents, taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; and the Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and/or the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date.

(c) Litigation; Other Events. No claim, action, suit or proceeding shall have been instituted or shall be threatened by any person (excluding any such matter initiated by or on behalf of Seller) which (i) seeks to prohibit, restrict or delay consummation of the purchase of the Purchased Assets hereunder, or any of the conditions to consummation of such purchase (ii) seeks to subject the Seller or any of its directors, officers, employees or agents to liability on the ground that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement, or otherwise (iii) could in sole and absolute discretion of the Seller have a Material Adverse Effect on the Seller, the Purchaser or their respective businesses.

(d) Proceedings Satisfactory. All proceedings to be taken by the Purchaser in connection with the Transactions and all documents incident thereto shall be satisfactory in form and substance to Seller and its counsel, and Seller and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may request.

(f) Closing Deliveries. The Closing Deliveries specified in Section 4.2(b) shall have been made and delivered to the Seller by the Purchaser.

ARTICLE X

SURVIVAL

10.1 Survival of Representations and Warranties. The representations and warranties of the Purchaser and of the Seller contained in this Agreement or in any other certificate, writing or agreement delivered pursuant hereto or in connection herewith shall survive the Closing Date for one (1) year, except (i) as to any matter as to which a good faith claim has been submitted in writing to the other Party describing the claim in reasonable detail before such date and identified as a claim for indemnification pursuant to this Article X and (ii) as to any matter which is based successfully upon fraud with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations.

ARTICLE XI

TERMINATION

11.1 Prior to the Closing Date. This Agreement may be terminated at any time prior to the Closing Date:

(a) By the written agreement of the Parties;

(b) By the Seller or the Purchaser in the event that the Closing has not occurred by the Termination Date;

(c) By the Seller if the conditions set forth in Section 9.2 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Termination Date;

(d) At the option of the Seller if (i) the Purchased Assets sustain a material loss, whether or not insured, as provided in Article III hereof; (ii) trading in securities on the New York Stock Exchange has been suspended or limited; (iii) material governmental restrictions have been imposed on trading in securities generally (not in force and effect on the date hereof); (iv) a banking moratorium has been declared by federal or Nevada authorities; (v) an outbreak of major international hostilities or other national or international calamity has occurred; (vi) a pending or threatened legal or governmental proceeding or action relating to the operations, business or financial condition of the Seller, or a notification has been received by any of the Parties hereto of the threat of any such proceeding or action, which could materially adversely effect the Purchased Assets; (vii) any material adverse change in the financial or securities markets beyond normal market fluctuations has occurred since the date of this Agreement, and is continuing, and is reasonably expected to have material adverse effect on the transactions contemplated by this Agreement; (viii) a terrorist attack upon the United States substantially similar in magnitude and scope to those that occurred on September 11, 2001; or (ix) any material adverse change has occurred in the Purchased Assets.

11.2 Liabilities upon Termination prior to the Closing Date. In the event of the termination of this Agreement prior to the Closing Date, this Agreement shall thereafter be valid solely to the extent performed, but shall become void and have no effect as to the obligations of the Parties as to all matters to be performed on or after the Closing Date, and no Party hereto shall have any liability concerning those matters to be performed after the Closing Date to the other Parties hereto or their respective stockholders, directors, officers, employees or agents in respect thereof, except that nothing herein will relieve any Party from liability for any willful breach of any covenant herein contained prior to such termination. If this Agreement is terminated prior to the Closing Date, each of the Parties hereto shall bear their own expenses incurred in negotiating the Transactions and the preparation of this Agreement and its Schedules, Exhibits and all other related documents.

ARTICLE XII

MISCELLANEOUS

12.1 Assignment. Binding Effect; Benefit. Neither this Agreement nor any right created hereby shall be assignable by any Party hereto in the absence of the other Parties’ consent. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.2 Waiver. At any time prior to the Effective Time, Purchaser, on the one hand, and the Seller, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any uncured inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other Party with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

12.3 Amendment. This Agreement may be amended by Seller and the Purchaser by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

12.4 Notices. Any notice or communication must be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third (3rd) Business Day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by email or facsimile transmission. For purposes of notice, the addresses of the Parties shall be:

If to the Purchaser:

Vista Holding Group, Corp.

Runovsky per., 111/13 str. 2, kv.36

Moscow, Russa 115184

Attn.: Tatiana Mironenko

If to the Seller:

Darren Lopez.

3936 West Sugarbeet Drive

West Valley City, UT 84120

Telephone: (801) 518-2391

Email address: agelessdjl@msn.com

12.5 Governing Law; Venue. This Agreement shall be governed solely and exclusively by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, State and County of New York. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in the State of New York. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the Party prevailing therein shall be entitled to payment from the other Party hereto of its reasonable counsel fees and disbursements.

12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.7 Facsimile or Email Transmissions. This Agreement, the other Transaction Documents and all agreements, documents and certificates delivered pursuant to this Agreement and/or the other Transaction Documents or in connection with the Transactions may be executed by any Party and transmitted by such Party to any other Party or Parties by facsimile or email, and any such document shall be deemed to have full force and effect as if the facsimile or email signature or signatures on such documents were original.

12.8 Third Party Beneficiaries. None of the provisions of this Agreement or any Transaction Document is intended to grant any right or benefit to any Person or entity which is not a Party to this Agreement.

12.9 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

12.10 Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

12.11 Entire Agreement. This Agreement and the other Transaction Documents, constitute the entire contract between the Parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

SELLER:

DARREN LOPEZ

By:
Name:	Darren Lopez
Title:	An individual

PURCHASER:

VISTA HOLDING GROUP, CORP.

By:
Name:	Tatiana Mironenko
Title:	Chief Executive Officer